                                  EXHIBIT 11
                  COMPUTATION OF PRIMARY EARNINGS PER SHARE

                                              Successor Basis - Taylor Capital
                                                Group, Inc. -  Consolidated
                                              ----------------------------------
                                              For the Three    For the Period of
                                              Months Ended     Feb. 12, 1997 to
                                              Jun. 30, 1997      Jun. 30, 1997
                                              -------------    -----------------
AVERAGE COMMON AND COMMON EQUIVALENT
SHARES OUTSTANDING:

1  Average common shares outstanding              4,500,000            4,500,000
                                              =============    =================
EARNINGS:
2  Net income                                    $2,413,000           $4,421,000
3  Less preferred stock dividends                   860,625            1,329,187
                                              -------------    -----------------
4  Earnings available for common shares          $1,552,375           $3,091,813
                                              =============    =================
PER SHARE AMOUNTS:

   Net income per share (line 4 / line 1)             $0.34                $0.69
                                              =============    =================

Note: In all periods, earnings per share were calculated using the treasury stock method. Fully diluted earnings per share are not presented as they are less than 3% dilutive.



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